

Issuer Free Writing Prospectus Dated December 4, 2023
Filed Pursuant to Rule 433 of Securities Act of 1933
Relating to Preliminary Prospectus Dated November 29, 2023
Registration Statement No. 333-270434

Tungray Technologies

Nasdaq Capital Markets: TRSG

Investor Presentation
December 2023

Disclaimer

This presentation includes statements that are, or may be deemed, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, smart manufacturing and engineer-to-order ("ETO") markets in China and the prospects of our customized industrial manufacturing solutions, DC motors and welding equipment manufacturing business as stated herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statemen initially filed with the Securities and Exchanged Commission (the "SEC") on March 09, 2023 for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation. In this presentation, we rely on and refer to information and statistics regarding the sectors in which we compete and other industry data. We obtained this information and statistics from third-party sources. We have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management's best view as to information that is not publicly available.

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward-looking statements.

We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. The Registration Statement has not become effective yet. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated November 29, 2023, is available on SEC Website at: https://www.sec.gov/Archives/edgar/data/1943444/000157587223001833/rc044_f1a.htm

Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact US Tiger Securities, Inc. at tony.tian@ustigersecurities.com.

The Offering

Tungray Technologies

Issuer	**Tungray Technologies Inc**
Exchange/Ticker	NASDAQ Capital Market / TRSG
Securities Offered	Class A Ordinary Shares
Pre-Offering Shares Outstanding	10,440,000 Class A Ordinary Shares 4,560,000 Class B Ordinary Shares
Number of Shares Offered	2,500,000 Class A Ordinary Shares (or 2,875,000 Class A Ordinary Shares if the over-allotment option exercised in full)
Post-Offering Shares Outstanding	12,940,000 Class A Ordinary Shares (or 13,315,000 Class A Ordinary Shares if the over-allotment option exercised in full) and 4,560,000 Class B Ordinary Shares.
Offering Price Per Share	$4.00 - $6.00
Use of Proceeds	• ~30% - Research and development ("R&D") • ~30% Strategic acquisitions and investment • ~25% Sales, marketing and recruitment of personnel • ~15% Working capital and general corporate purposes
Lock-up	Six months for Issuer's directors, officers and beneficial owners of 5% or more of the Issuer's outstanding ordinary shares and 90 days for the issuer
Underwriter	US Tiger Securities, Inc.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Investment Highlights

Tungray Technologies

Engineering Capabilities		**Extensive knowledge and experience** in a wide range of products and designs to provide viable and tailored made solutions to address customer needs
Patented Technologies		**46 patents and 6 computer software copyrights related to induction welding equipment**, motors, and ETO solutions
Strong Relationships		Developed **strong customer relationships** to collaborate and co-develop some products, maintained trust and direct access to decision-level makers of our customers, and have repeat orders from leading industry Original Equipment Manufacturers ("OEMs")
Industry Trends		The smart manufacturing market is forecasted to grow at a compounded annual growth rate ("CAGR") of **about 13%** from 2022 to 2029.
Nasdaq Listing		Nasdaq Listing could **improve financial condition and access to capital**, as well as publicity and visibility; potential to accelerate growth organically and/or selective M&A.



200g

Content



Company and Business Overview

We are an ETO company that provides customized industrial manufacturing solutions to OEMs in the semiconductors, printers, electronics, and home appliances sectors.

Tungray Technologies

Customized Industrial Manufacturing Solutions	Direct Current and Linear Direct Drive Motors	Induction Welding Equipment
		



Customized Industrial Manufacturing Solutions

ETO Solutions: Industry Overview

Tungray Technologies

The market for ETO industrial manufacturing solutions is closely linked to the smart manufacturing market because almost **each type** of automated, high volume manufacturing activity is **supported by a set of customized, usually ETO solutions.**


Ink Cartridge Pressure Test Kit
Ink Cartridge Assembly Tool
Belt Tension Checking Tool
Fully Automated Ink Leakage Testing Solution
Belt Tension Calibration Tool
Controller
Stabilizer Rod
Print Head
Printout
Data Cable
Print Head Assembly with Ink Cartridges
Drive Belt
Stepper Motor
Paper Pickup Roller
Paper Path
Paper Tray

ETO Solutions: Industry Forecast

Tungray Technologies

Smart Manufacturing and ETO Solutions

The smart manufacturing market is forecasted to grow at a compounded annual growth rate ("CAGR") of **about 13% from 2022 to 2029**, reaching a market worth of about USD 658 billion globally.



INDUSTRY 4.0
MANUFACTURING AND DIGITAL INNOVATION
ENGINEERING/ PROTOTYPING
ENGINEERING AND 3D PRINTING
DELIVERY/ TRACKING
QUICK DELIVERY AND SHIPMENT TRACKING
DESIGN INNOVATION
INNOVATIVE PRODUCTS AND NEW TECHNOLOGIES
PRODUCTION LINE
AUTOMATED PRODUCTION LINE
DISTRIBUTION/ ASSISTANCE
RETAIL CUSTOMER SUPPORT

According to a report from Fortune Business Insights, the main drivers are the increased adoption of Industry 4.0 and the increased focus on automating many industrial manufacturing processes as well as investment by governments during the COVID-19 pandemic provide other means of impetus to the growth of the smart manufacturing market.

Given our traditional strength, and experience accumulated over the years in providing ETO manufacturing solutions, we are confident in staying relevant in the age of Industry 4.0 as well as smart manufacturing in the years to come.

Customized Industrial Manufacturing Solutions

Tungray Technologies

We provide customized industrial test and tooling solutions through our subsidiaries in Singapore and China.

Based on the unique requirements of our customers, we offer **comprehensive precision engineering expertise** to design, build and assemble testing equipment that is used for quality testing purposes for production.

Each of our products is customized to fulfill the needs of our **wide range of customers** in the **printer, electronics, semiconductor manufacturing, and offshore and gas industries**.

Our products are sold to countries including Singapore, Malaysia, Thailand, Spain, China and Brazil.


78%

78% of FY22 Revenues



Customized Product Line Products

Product Features

High Precision

Ensure the minimal accumulation of any errors, thereby achieving the customer's requirements

Integrated Solution

Apply extensive hardware and software knowledge to produce the final product

Fully Self-Contained and Automated

Run fully automated and fulfills production requirements







Final Product

Fully Automatic, High Precision Stamping Unit




Ender

Direct Drive and Linear DC Motors

Motors: Industry Overview and Forecast

Direct Drive and Linear Motors

The demand for global linear motors is expected to register a CAGR of about 6% till 2031.
China is forecasted to be a strong growth factor with its high domestic volume of manufacturing output and modernization of its industrial infrastructure for **high-end manufacturing**.



Solar Panel Manufacturing

Direct Drive Motors Applications

Design

Direct drive motors can be **connected directly** to driven objects without the need of any reduction gear or couplings, giving them a **small form factor** without compromising on torque output.

Advantage – Precision

Gears and couplings reduce precision due to vibration, gear spacing etc. The elimination of which **increases the precision** of direct drive motors.

Advantage – High Torque

High torque is achieved through **increased pole counts** on motor windings.

Application – Solar Panel Manufacturing

Manufacturing requires **high torque** to rotate turn table. Small work piece calls for **precise turning**. Compact rotation table requires **small form factor.**

Motors: Industry Overview and Forecast

Linear Motors

Linear motors are widely used in areas that require lateral movement of workpiece. Such motors achieve lateral movements by gliding along a guiding rail without additional gears.



Smart Phone Glass Glue Application

Linear Motors Applications

Design

Linear motors glide along a fixed rail without any additional gears or couplings that are otherwise needed for any rotational motors.

Advantage – High Acceleration

High acceleration is achieved by magnetic forces that are directly generated by the linear motor.

Advantage – High Precision

Gears and couplings reduce precision due to vibration, gear spacing etc. The elimination of which **increases the precision** of linear motors.

Application – Smart Phone Glass Glue Application

Manufacturing requires **linear motion**. Small glue application nozzle and glass work piece **require high movement precision**. High acceleration meets the requirement of **short cycle time.**

ETO Capabilities: Customized Motion Platforms

We design and manufacture industrial-grade direct drive and linear DC motors through a subsidiary in China. We also provide customized motion platforms as a full-suite solution to the requirements of our customers.

Our Customers

Our direct drive and linear DC motors are mainly used by precision manufacturing companies, such as Goertek and An-He Technology.


13%

13% of FY22 Revenues

We have ETO capabilities to provide **customized motion platform solutions** to suit the needs of our customers.

Customized Motion Platform Example

Requirement

Motion platform in X and Y directions to drive a laser cutter mechanism. Deviation in Z direction must be in the order of microns (0.001mm)

Solution and Components

Linear motors for each direction with calibrated control units for independent linear motions. Mountings on a polished marble base to ensure no flexing or deviation in Z direction



Standardized Product Lines: DC Motors

Product Features

Patented Technologies

7 patented technologies that are used in the motor design and manufacturing of our motors.

High Precision and Torque

Our direct drive and linear motors can achieve high levels of precision required for precision engineering and manufacturing activities.

Control Modules

We offer fully compatible control modules for our motors to maximize their performance. We help our customers to calibrate the motors' performance through these control modules to achieve the best result.



TC Series Linear DC Motor Specification



TDB Series Direct Drive Motor Specifications



TLS Standard Linear Modules

Competitive Strength

Direct Drive and Linear DC Motors



Quality Assurance

Patented Technologies

Comprehensive product line

Service commitment

Strong Customer Relationship



Welding Equipment

Welding Equipment: Industry Overview and Forecast

Tungray Technologies

Induction Welding Equipment

Induction welding is essential in the production of many household appliances such as air conditioners, refrigerators and heat pump clothes dryers.

The Chinese market for these appliances is growing at the fastest rate around the world with a forecasted value of more than $130 billion by 2026.

Globally, the welding equipment market is forecasted to increase at a CAGR of about 7.17% between 2022 to 2026. 51% of this growth is expected to originate from the Asia-Pacific region.

Our Customers

Our induction welding units are used by **many Chinese home appliance OEMs** in the production of air conditioning units, refrigerators, compressors and washing machines.



Appliances that Require Welding

Welding Equipment Manufacturing

We design and manufacture self-contained, high-frequency induction welding equipment through our subsidiaries in China.


Welding Equipment
Manual Welding
Automatic Welding
TB Series
TP Series
TD Series
TI Series
Robotic Arm
Index Table
Dual Welding
Linear Welding


9%

9% of FY22 Revenues

We manufacture **manual and automatic induction welding units** that can be used in a wide range of copper tube welding assembly lines.



Standardized Product Lines – Welding Equipment

Tungray Technologies

Product Features

Patented Technologies Crucial patented technologies ensure high-quality, safe induction welding from our products.

Highly Flexible Flexibility to deploy the equipment on different production lines.

Safe and Easy to Operate Safe environment for the welding process, and control modules to provide optimal welding.

Environmentally Friendly No harmful gases are produced during the welding process.

Manual or Automatic Fully automatic equipment can be deployed on existing production lines with no human intervention. Manual equipment can be deployed as standalone units that are self-contained and highly portable.



TP Series Manual Welding Unit



Automatic Index Induction Welding Table

Induction Welding Equipment: Competitive Strength



Comprehensive Product Line

Patented Technologies

Strong Customer Relationship

Content


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Growth Strategy

Growth Strategy



- **Expand our sales in ASEAN countries:**
  By strategically setting up dedicated business units in emerging economies such as Vietnam and Thailand
- **Continue to invest in R&D and technology innovations:**
  Enhance our capabilities of providing ETO solutions
- **Develop and recruit employees:**
  Complement the current experience and sharpen the knowledge of our current employees
- **Grow sales volume from current customers:**
  Offer additional, value-added solutions
- **Pursue strategic acquisitions**
  Companies that fit into our overall growth strategy

Content




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348
698

Operating Results

Audited Operating Results

Breakdown of Revenue

USD thousands	1HFY2023[1]	1HFY2022	FY2022	FY2021
Total Revenue	**5,356**	**8,483**	**16,334**	**17,468**
Customized products	4,064	6,256	12,659	13,664
% of Revenue	*75.9%*	*73.7%*	*83.6%*	*78.2%*
Gross Margin	**56.6%**	**65.5%**	**62.6%**	**57.2%**
Standardized products	1,292	2,227	3,675	3,804
% of Revenue	*24.1%*	*26.3%*	*21.8%*	*21.8%*
Gross Margin	**44.6%**	**38.0%**	**34.5%**	**33.1%**

(1) 1HFY 2023 numbers are not audited

Revenues by geographic locations

(USD in thousands)


1,878
3,478
3,469
5,014
5,813
10,521
6,802
10,666
1HFY23
1HFY22
FY22
FY21
China
Singapore

Content


TEAM



The Tungray Team

Management Team

Tungray Technologies

Wanjun Yao
Chairman, Chief Executive Officer and Director

Extensive experience in the manufacturing industry

- Founder, Chairman of Board of Directors, and Chief Executive Officer of the Company
- Founder of Qingdao Tongri Electric Machines Co., Ltd. since 2002, Tungray Industrial Automation (Shenzhen) Co., Ltd. since 2010, and Qingdao Tungray Intelligent Technology Co., Ltd. since 2017
- Bachelor's degree in Mechanics from Henan University of Technology and EMBA programs in Peking University President Class

(Alex) Yuan Gong
Chief Financial Officer

Extensive experience of capital market

- Chief Financial Officer of the Company as of 2023
- Advisor of Weitian Group since 2020
- CFO of Guoyi Capital Management Co., Ltd. from 2018 to 2020
- Partner at Jessie Intl LLC from 2008 to 2017
- CFO in China Energy Corp from 2009 to 2011
- Vice President of Capital Markets for China Integrated Energy from 2008 to 2009
- Bachelor of Art degree in English Language from Peking University, and MBA from University of Delaware
- Chartered Financial Analyst (CFA)

Jingan Tang
Director

Extensive experience of executive management

- Vice Chair of the Board of Directors and CEO of Tungray Industrial since 2010
- CEO of Tongsheng Intelligent Equipment (Shenzhen) Co., Ltd. since 2021
- CEO and director of Tongsheng Intelligence Technology Development (Shenzhen) Co., Ltd. since 2022
- Joined TUNG RESOURCE PTE LTD in 2004
- A diploma in Business and Management from Singapore Institute of Management

Wee Thuang Lee
Chief Marketing Officer

Extensive experience of mechanical solution

- Co-founder, General Manager (2005-2014) and Managing Partner (since 2014) of Orca Creation Pte Ltd.
- Program Manager and Business Unit Manager for HPI Innovation Sdn Bhd. from 2004 to 2005
- Mechanical Engineer, Senior Engineer and Manager of Hewlett Packard Singapore from 1992 to 2004
- A degree in Mechanical Engineering from the University of Edinburgh

Lei Yao
Chief Technology Officer

Extensive experience of mechanical engineering

- Chief Technology Officer of TUNGRAY SINGAPORE PTE. LTD. since 2022
- Robotic Engineer at Changi General Hospital Ltd. from 2017 to 2022
- Executive Engineer for SMRT Trains Ltd. from 2015 to 2017
- Bachelor's degree in Mechanical Engineering from the National University of Singapore
- Functional Safety Engineer since 2019 with a certification from TÜV SÜD Rail GmBH.

Independent Directors

Tungray Technologies

Kevin D. Vassily

Extensive working experience as a senior management team member serving private and public companies

- Independent director nominee of Fortune Joy International Acquisition Corporation and of Inkstone Feibo Acquisition Corporation, and a member of the board of directors of Aimfinity Investment Corp. I since 2023, Denali Capital Acquisition Corp. since 2022, and Feutune Light Acquisition Corp. since 2022
- Chief Financial Officer and a member of the board of directors of iPower Inc since 2021
- Vice President of Market Development for Facteus, Inc. from 2019 to 2021
- Advisor at Woodseer Global from 2019 to 2020
- B.A. in liberal arts from Denison University and an M.B.A. from the Tuck School of Business at Dartmouth College

David Ping Li

25 years of experience in the finance and investment industries

- Vice president of Finance at Anthem & Song Pictures since 2015 and vice president of International Finance at AGBO Films LLC (part-time from June 2020 to July 2022)
- Director of Feutune Light Acquisition Corp. since 2022
- Managing Director of Strategic Investment, Open Innovation at Koninklijke Phillips N.V. from 2012 to 2014
- Investment Director at Intel Capital from 2008 to 2011
- Bachelor of Arts degree in Biochemistry from Peking University, a master's degree in Molecular Biology from Columbia University and an MBA in finance from the Wharton School of University of Pennsylvania

Weston Twigg

An award-winning stock analyst and semiconductor industry expert

- CFO at Inno Holdings Inc. since January 2023
- Independent director and audit committee chair for TradeUp Acquisition Corp.
- Managing Director and Equity Research Analyst at Piper Sandler from 2021 to 2022
- Managing Director and Equity Research Analyst at KeyBanc Capital Markets from 2014 to 2021
- Associate Equity Analyst from 2005 to 2007, Senior Equity Analyst from 2007 to 2012, and Principal from 2012 to 2014 at Pacific Crest Securities
- MBA from the Michael G. Foster School of Business, University of Washington, Master of Science in Chemical Engineering from Michigan State University, and Bachelor of Arts in Chemistry from Albion College

THANK YOU

Contact Information

Company Contact:
(Alex) Yuan Gong, Chief Financial Officer
+65 6636 9820; alex.gong@tungray.tech

Underwriter Contact:
Tony Tian, Head of Capital Markets
+1 732-910-9692; tony.tian@ustigersecurities.com

Tungray Technologies Inc.
www.tungray.tech